Filed Pursuant to Rule 424(b)(3)
Registration No.  333-135640

AUXILIO, INC.

2,132,076 Shares of Common Stock

This Prospectus Supplement supplements and amends the prospectus dated August 10, 2009, with respect to the resale of 2,132,076 shares of our common stock, or the Prospectus. We are supplementing the Prospectus to provide the following information:

1.	On August 13, 2009, we filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

The information attached to this Prospectus Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including all amendments and supplements thereto.

THE SECURITIES OFFERED IN THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is August 13, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2009

AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

27401 Los Altos, Suite 100, Mission Viejo, California  92691
(Address of principal executive offices)

(949) 614-0700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry Into a Material Definitive Agreement

On August 10, 2009, Auxilio, Inc. (the “Company”) entered into a consulting agreement (the “Agreement”) with Mr. John D. Pace, the Company’s Non-Executive Chairman of the Board.  The Agreement  expires on December 31, 2010. The Agreement provides that the Company will pay Mr. Pace $6,000 per month as compensation for his services.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d)      Exhibits.

Exhibit Number	Description
10.1	Consulting Agreement, effective as of August 10, 2009, by and between Auxilio, Inc. and John D. Pace

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.

Date:           August 13, 2009
By:         /s/ Paul T. Anthony
Name:     Paul T. Anthony
Title:       Interim Chief Executive Officer
                                                                                                                                        Interim President
                                                                                                                                        Chief Financial Officer
                                                                                                                                        Principal Executive Officer
                                                                                                                                        Principal Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Document
10.1	Consulting Agreement, effective as of August 10, 2009, by and between Auxilio, Inc. and John D. Pace